EXHIBIT 5.01

January 4, 2005

Cellegy Pharmaceuticals, Inc.
349 Oyster Point Blvd., Suite 200
South San Francisco, CA 94080

Gentlemen/Ladies:

        At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Cellegy Pharmaceuticals, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on or about January 4, 2005, in connection with the registration under the Securities Act of 1933, as amended, of 234,922 shares (the "Option Shares") of the Company's Common Stock that are subject to issuance by the Company upon the exercise of stock options (the "Options") assumed by the Company, including options originally granted under the Biosyn, Inc. 1999 Stock Option Plan, in accordance with the terms of an Agreement and Plan of Share Exchange dated October 7, 2004 between the Company and Biosyn, Inc. ("Exchange Agreement"). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K. In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinions set forth herein, which included examination of the following:

  1.
  The Company's amended and restated certificate of incorporation, as certified by the Company on October 22, 2004;

  2.
  A Company's bylaws, as amended, certified by an officer of the Company on October 22, 2004;

  3.
  The Registration Statement, together with the Exhibits filed as a part thereof, or incorporated therein by reference;

  4.
  The Prospectus prepared in connection with the Registration Statement;

  5.
  Resolutions of the Company's Board of Directors, dated September 20, 2004, and September 23, 2004, furnished to us by the Company;

  6.
  The stock records that the Company has provided to us, verifying the number of the Company's issued and outstanding shares of capital stock as of the date of this opinion, and a summary report of outstanding options and warrants to purchase the Company's capital stock and stock reserve for issuance upon the exercise of options to be granted in the future, also as of the date hereof;

  7.
  The Exchange Agreement and all exhibits thereto;

  8.
  The Biosyn, Inc. 1999 Stock Option Plan;

  9.
  The form of Biosyn, Inc. Stock Option Agreement and the other option agreements relating to the shares covered by the Registration Statement; and

  10.
  The form of the Company's Notice of Stock Option Assumption.

        In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

        As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations, and have assumed the current accuracy and completeness of the information obtained from the documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

        We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein with concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware constitution and reported judicial decisions relating thereto.

        Based on the foregoing, it is our opinion that the 234,922 Option Shares that may be issued and sold by the Company upon the exercise of the Options, when issued, sold and delivered in accordance with the applicable stock option agreements entered into thereunder and in the manner and for the consideration stated in the Registration Statement and Prospectus included therein, will be validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof. This opinion is intended solely for your use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

                      Very truly yours,

                      /s/ Weintraub Genshlea Chediak Sproul
                       WEINTRAUB GENSHLEA CHEDIAK SPROUL
                      A law corporation